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                                                                     EXHIBIT 4.6

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A AND SERIES B PREFERRED STOCK
                                       OF
                           RESTORATION HARDWARE, INC.

              Stephen Gordon and Walter Parks certify that:

       1. They are the Chief Executive Officer and Secretary, respectively, of Restoration Hardware, Inc., a Delaware corporation (the "Corporation").

       2. The Corporation has 5,000,000 shares of Preferred Stock authorized, none of which has been issued. The Board of Directors has by resolution designated (i) 28,037 shares of the undesignated Preferred Stock as "Series A Preferred Stock," none of which has been issued or is outstanding, and (ii) 21,217 shares of the undesignated Preferred Stock as "Series B Preferred Stock," none of which has been issued or is outstanding.

       3. Pursuant to the authority given to it by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

              "WHEREAS, the Certificate of Incorporation of the Corporation, as amended, provide for a class of shares known as the Preferred Stock, issuable from time to time in one or more series;

              WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon each wholly unissued series of the Preferred Stock, to fix the number of shares constituting each such series, and to determine the designation thereof; and

              WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to designate a series of the Preferred Stock as "Series A Preferred Stock" and another series of the Preferred Stock as "Series B Preferred Stock" and to designate the respective number of shares constituting each such series and to fix the respective rights, preferences, privileges and restrictions of each such series.

              NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby designates such new series of the Preferred Stock and the number of shares constituting each such series and fixes the respective rights, preferences, privileges and restrictions relating to each such series as follows:


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       (A) Designation of Series. The Corporation shall have two series of
Preferred Stock, designated as "Series A Preferred Stock" (the "Series A Preferred"), and "Series B Preferred Stock" (the "Series B Preferred").

       (B) Designation of Number of Shares in Each Series. The number of shares constituting the Series A Preferred shall be 28,037, and the number of shares constituting the Series B Preferred shall be 21,217, and the Corporation shall not issue (i) any additional shares of Series A Preferred after the Purchase Date (as defined in Section 3(C)(3)(d)(1)), except in connection with the conversion of shares of Series B Preferred into shares of Series A Preferred or
(ii) any additional shares of Series B Preferred, except as dividends on shares of Series B Preferred pursuant to Section 3(D)(1)(a).

       (C) Fixing the Rights, Preferences, Privileges and Restrictions of Series A Preferred. The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series A Preferred:

              1. DIVIDEND RIGHTS.

                     (a) The holders of the Series A Preferred shall be entitled to receive in any fiscal year, out of the funds legally available therefor, cash dividends accrued from the date of the original issuance of the first shares of Series A Preferred (no matter when such shares were actually issued) at the rate of $100 per share (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares) per annum on each outstanding share of Series A Preferred, payable in preference and priority to any payment of any dividend on the Common Stock. Such dividends shall be payable when, as and if declared. Upon the exercise of the Corporation's redemption right set forth in Sections 3(b) and 7(a) and the determination of the liquidation preference set forth in Section 2(a), the right to such dividends on the Series A Preferred shall be deemed to be cumulative, and the right to receive such dividends shall be deemed to have accrued to holders of the Series A Preferred notwithstanding the fact that dividends on such shares are not declared or paid in any prior year; provided, however, that the right to such dividends on the Series A Preferred shall not be deemed to be cumulative, and such right to receive such dividends shall not have been deemed to have accrued to holders of the Series A Preferred upon any conversion of the Series A Preferred on the terms and conditions set forth in this Certificate of Designation. Notwithstanding anything to the contrary contained herein, upon any conversion of the Series B Preferred into Series A Preferred on or before August 31, 2001, the shares of Series A Preferred issued pursuant to the conversion shall be deemed to have been issued as of the date of the first issuance of the Series A Preferred and shall have accrued dividends as of such date of first issuance of the Series A Preferred as otherwise provided for Series A Preferred herein.

                     (b) Except for any dividends to the holders of the Series B Preferred, this Corporation shall not pay or declare a dividend in any year, whether in cash or property, nor shall any other distribution be made in any year, on any Common Stock or any other security junior to the Series A Preferred, nor shall shares of any Common Stock or any other security junior to the Series A Preferred of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation in any year (except for acquisitions of Common Stock by the Corporation pursuant to existing agreements which permit the Corporation to repurchase


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such shares upon termination of services to the Corporation in an amount not to exceed $200,000 or otherwise approved by the Series A Directors (as defined in Section 4(b)) unless and until full dividends (set forth in Section 1(a) above) on the Series A Preferred shall have been declared and paid for such fiscal year. Upon full payment of the dividends to the Series A Preferred holders pursuant to Section 1(a) above, any further dividends, whether payable in cash or non-cash distribution, shall be payable pro rata to the holders of Series A Preferred and Common Stock on an as-converted basis.

              2. LIQUIDATION.

                     (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, or any other equity security other than Series B Preferred, by reason of their ownership thereof, an amount per share equal to the greater of: (A) Original Issue Price (as defined in Section 3(a)) (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up of the Corporation, payable in cash (except to the extent of dividends payable in kind accrued pursuant to Section 3(e)) or (B) the amount which such holder would have received assuming all shares of Series A Preferred had been converted into Common Stock at the then applicable Conversion Price immediately prior to the liquidation, dissolution or winding up of the Corporation. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

                     (b) REMAINING ASSETS. Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Junior Stock in accordance with the terms thereof.

                     (c) CERTAIN ACQUISITIONS.

                            (i) DEEMED LIQUIDATION. For purposes of this Section
2, any holder of the Series A Preferred shall be entitled to designate that a liquidation, dissolution or winding up of the Corporation shall be deemed to have occurred with respect to its or his shares of Series A Preferred if (A) the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or (B) the Corporation shall merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or undergo a recapitalization or (C) the Corporation shall effect any other transaction, in the case of clauses (B) and (C), as a result of which the holders of outstanding voting stock of the Corporation immediately prior to the transaction cease to own a majority of the outstanding voting stock immediately following the transaction or (D) directors, including the Series A Directors (as defined in Section 4(b)) and the Chief Executive Officer of the Corporation, who, as of the original date of issuance of the Series A Preferred (all such directors collectively referred to


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herein as the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual who becomes a director after the date of the original issuance of the Series A Preferred whose election, or nomination for election by the Corporation's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board, or
(E) any person (other than the holders of the Series A Preferred) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of forty percent (40%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors.

                            (ii) NOTICE OF TRANSACTION. The Corporation shall
give each holder of record of Series A Preferred written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty
(20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least two thirds (2/3) of the voting power of all then outstanding shares of the Series A Preferred.

                            (iii) EFFECT OF NONCOMPLIANCE. In the event the
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c)(ii) hereof.

                     (d) Nothing hereinabove set forth shall affect in any way the right of each holder of Series A Preferred to convert such stock at any time and from time to time in accordance with Section 3.

              3. CONVERSION. The holders of Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

                     (a) HOLDERS' RIGHT TO CONVERT. Subject to Section 3(c), each share of the Series A Preferred shall be convertible, in whole or in part, at the option of the holder thereof, at any time or times after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) One Thousand Dollars ($1,000) (the "Original Issue Price") (plus all declared and unpaid dividends) by (ii) the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Conversion Price" per share of Series A


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Preferred shall be equal to Two Dollars ($2.00). Such initial Conversion Price shall be subject to adjustment as set forth in Section 3(d).

                     (b) CORPORATION'S RIGHT OF CONVERSION. At any time after the third anniversary of the date of the original issuance of the Series A Preferred, the Corporation may require, by written notice (the "Conversion Notice") to each holder of Series A Preferred, that such holders convert their shares of Series A Preferred into shares of Common Stock of the Corporation; provided that, the average of the closing prices per share of Common Stock of the Corporation on Nasdaq or a national securities exchange for the twenty (20) trading days ending three (3) business days preceding the date that the Corporation sent the Conversion Notice exceeds three times the then Conversion Price. Upon delivery of the Conversion Notice to the holders of Series A Preferred, the holders of Series A Preferred shall be deemed to have automatically exercised a demand right for the registration of such shares; provided, however, that although such demand registration shall not constitute an exercise of a demand registration right under Sections 2.2(a) and 2.2(c) of the Investor Rights Agreement among the holders of the Series A Preferred and the Corporation, such demand registration shall otherwise be on the terms and conditions of the Investor Rights Agreement. Notwithstanding anything to the contrary contained in the first sentence of this Section 3(b), if the holders of Series A Preferred do not receive a price per share for their stock equal to at least three times the then Conversion Price, the Conversion Notice shall have no further force or effect and the holders of the Series A Preferred Stock may elect to sell their shares in the registered offering required by their demand right or retain their shares of Series A Preferred. Any shares of Series A Preferred held by a holder who notifies the Corporation that it does not wish to be included in such demand registration within thirty (30) days of receipt of the Conversion Notice shall be automatically converted into shares of Common Stock at the close of business on the thirtieth (30th) day, unless it indicates it wants to be redeemed by the Corporation for an amount equal to the Original Issue Price plus accrued but unpaid dividends, in which case the Corporation shall effect such redemption.

                     (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.


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                     (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR
CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred shall be adjusted from time to time as follows, unless such adjustment is specifically waived by the holder of at least two-thirds (2/3) of the outstanding shares of Series A Preferred:

                            (i) ISSUANCE OF ADDITIONAL STOCK BELOW CONVERSION
PRICE OR MARKET PRICE. If the Corporation shall issue, after the date upon which any of Series A Preferred were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the greater of (1) the Conversion Price for the Series A Preferred in effect immediately prior to the issuance of such Additional Stock or (2) the lesser of the last bid price or the last sale price for a share of the Corporation's Common Stock on the trading day preceding the date of issuance, then, the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such existing Conversion Price or market price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. Anything in this paragraph to the contrary notwithstanding, without prior approval of the Company's stockholders, the Series A Preferred shall not be convertible into more than 3,410,000 shares of Common Stock. Any adjustment which is not made as a result of the foregoing sentence shall be deferred and made retroactively at the time of such stockholder approval.

                            (A) DEFINITION OF "ADDITIONAL STOCK". For purposes
              of this Section 3(d)(i), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(i)(D)) by the Corporation after the Purchase Date), other than:

                                   (1) Common Stock issued pursuant to a
                     transaction described in Section 3(d)(ii) hereof;

                                   (2) Shares of Common Stock, or options or
                     warrants to purchase Common Stock, not to exceed One Million shares of Common Stock, issuable or issued to employees, officers, consultants or directors of the Corporation for the primary purpose of soliciting or retaining their employment or services directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

                                   (3) Shares of Common Stock issuable upon
                     exercise of warrants, options, notes or other rights to acquire securities of the Corporation outstanding as of the Purchase Date; and

                                   (4) Shares of Common Stock issued or issuable
                     upon conversion of the Series A Preferred.


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                            (B) NO FRACTIONAL ADJUSTMENTS. No adjustment of the
              Conversion Price for the Series A Preferred shall be made in an amount less than one-tenth of a cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                            (C) DETERMINATION OF CONSIDERATION. In the case of
              the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as mutually determined by the Board of Directors and the holders of a majority of the shares of the Series A Preferred; provided, however, that if the Board of Directors and such holders are unable to reach a mutual agreement on the fair value thereof, the Company shall select and retain an investment bank of national reputation, reasonably acceptable to such holders, to opine on such fair value of the property, which opinion shall be conclusive.

                            (D) DEEMED ISSUANCES OF COMMON STOCK. In the case of
              the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(d)(i):

                                   (1) The aggregate maximum number of shares of
                     Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 3(d)(i)(C)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                   (2) The aggregate maximum number of shares of
                     Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into


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                     account potential antidilution adjustments) for any such
                     convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 3(d)(i)(C).

                                   (3) In the event of any change in the number
                     of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                   (4) Upon the expiration of any such options
                     or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                   (5) The number of shares of Common Stock
                     deemed issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(E)(1) and 3(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
                     Section 3(d)(i)(E)(3) or 3(d)(i)(E)(4).

                            (E) NO INCREASED CONVERSION PRICE. Notwithstanding
              any other provisions of this Section 3(d)(i), except to the limited extent provided for in


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              Sections 3(d)(i)(D)(3) and 3(d)(i)(D)(4), no adjustment of the
              Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                            (ii) STOCK SPLITS AND DIVIDENDS. In the event the
Corporation should at any time or from time to time after the Purchase Date fix a record date, or shall otherwise cause, for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time.

                            (iii) REVERSE STOCK SPLITS. If the number of shares
of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                     (e) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(ii), then, in each such case for the purpose of this Section 3(e), the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution, and such distributions (to the extent such distributions have previously not been paid to the holders of the shares of Series A Preferred) shall be deemed to be accrued dividends for shares of the Series A Preferred.

                     (f) RECAPITALIZATIONS AND MERGERS. If at any time or from time to time there shall be a recapitalization of the Common Stock or a merger or sale of assets transaction (other than a subdivision or combination provided for elsewhere in this Section 3) provision shall be made so that the holders of Series A Preferred shall thereafter be entitled to receive upon conversion of such Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, merger or sale


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transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such Series A Preferred after the recapitalization, merger or sale transaction to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                     (g) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred against impairment.

                     (h) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                            (i) No fractional shares shall be issued upon the
conversion of any share or shares of Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                            (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of the Series A Preferred pursuant to this
Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred.

                     (i) NOTICES OF RECORD DATE AND EXTRAORDINARY TRANSACTIONS. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or in the event of a proposed liquidation, recapitalization, merger or sale involving the Corporation, the Corporation shall mail to each holder of Series A Preferred, at least twenty (20) days prior to the record date or date of the proposed transaction, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount


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

and character of such dividend, distribution or right, or the nature of the proposed transaction and the proposed date of consummation of such transaction.

                     (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, in addition to such other remedies as shall be available to the holder of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                     (k) NOTICES. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its, his or her address appearing on the books of the Corporation.

              4. VOTING RIGHTS.

                     (a) GENERALLY. The holder of each share of Series A Preferred shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis shall be rounded to the nearest whole number (with one-half being rounded upward).

                     (b) RIGHT TO ELECT DIRECTORS. The Board of Directors of the Corporation shall consist of nine (9) members. So long as the holders of Series A Preferred and their respective affiliates hold, in the aggregate, fifty percent (50%) or more of the shares of Series A Preferred originally issued to such holders, the holders of Series A Preferred shall be entitled, voting together as a separate class, to elect two (2) directors of this Corporation (the "Series A Directors"); provided, however, that, except as provided below in this Section 4(b), if the holders of Series A Preferred and their respective affiliates hold, in the aggregate, twenty-five percent (25%) or more but less than fifty percent (50%) of the shares of Series A Preferred originally issued to such holders, the holders of Series A Preferred shall be entitled, voting together as a separate class, to elect only one (1) Series A Director; provided, further, that if the holders of Series A Preferred and their respective affiliates hold, in the aggregate, less than twenty-five percent (25%) of the shares of Series A Preferred originally issued to such holders or such equivalent number of shares of Common Stock issued upon any conversion of such Series

A Preferred, or if more than fifty percent (50%) of the shares of Series A Preferred originally issued on the Purchase Date or such equivalent number of shares of Common Stock issued upon any conversion of such Series A Preferred are transferred to a Competitor of the Corporation, such holders of Series A Preferred shall not be entitled to elect any Series A Directors. For purposes of this Section 4(b), "Competitor of the Corporation" shall mean (a) a retail company (including without limitation, a subsidiary or business unit of a company, which subsidiary or business unit has more than $50,000,000 in revenues), where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company. The holders of the Series A Preferred and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of this Corporation (the "At Large Directors"). Notwithstanding the foregoing, (i) as long as Palladin Capital Group, Inc. and its affiliates (collectively, "Palladin") continue to hold at least fifty percent (50%) of the shares of Series A Preferred originally issued to Palladin or such equivalent number of shares of Common Stock upon any conversion of such Series A Preferred, the Corporation shall cause a Palladin designee to be nominated as a Series A Director, and the Corporation shall use its best efforts to cause the election of a Palladin designee to the Board of Directors and (ii) as long as Reservoir Capital Group, L.L.C. and its affiliates and Glenhill Capital LP (collectively, "Reservoir") continue to hold at least fifty percent (50%) of the shares of Series A Preferred originally issued to Reservoir or such equivalent number of shares of Common Stock upon any conversion of such Series A Preferred, the Corporation shall cause a Reservoir designee to be nominated as a Series A Director, and the Corporation shall use its best efforts to cause the election of a Reservoir designee to the Board of Directors. At least one of the Series A Directors shall be entitled to serve on all committees of the Board of Directors of the Corporation. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class and/or series as aforesaid, such vacancy shall be filled by the remaining director or directors elected by that class and/or series, if any, or if no such director remains, by the affirmative vote of the holders of the applicable class and/or series as provided above. A director elected by a particular class of stock as set forth above may only be removed by the vote of the holders of a majority of the shares of the class or series entitled to elect such director.

              5. PROTECTIVE PROVISIONS.

              The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds (2/3) of the then outstanding shares of the Series A Preferred, voting together as a single class, including by way of merger (except any merger, consolidation, acquisition or similar transaction, or series of transactions, to which the provisos in sub-Section (h) below shall apply):

                     (a) Alter or change the Corporation's Certificate of Incorporation, as amended to date, so as to affect the rights, preferences or privileges of the Series A Preferred;

                     (b) Create or issue any new class of shares having a preference senior to or on a parity with the Series A Preferred;

                     (c) Reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A Preferred;

                     (d) Alter or change the Corporation's Bylaws;

                     (e) Effect any redemption or repurchase of any capital stock or options of the Corporation;

                     (f) Declare or pay any dividend or other distribution on any shares of Common Stock, all other existing or future classes or series of Preferred Stock (other than the Series B Preferred), or parity stock;

                     (g) Enter into a transaction with an officer or director of the Corporation, a holder of five percent (5%) or greater of the Corporation's outstanding shares of Common Stock and Common Stock equivalents, a holder of the Corporation's Preferred Stock, or their respective affiliates (collectively, "Corporation Affiliates") valued in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

                     (h) Enter into a transaction resulting in a merger, consolidation, acquisition or similar transaction, or series of transactions, of the Corporation with one or more other corporations in which stockholders of the Corporation prior to such transaction, or series of transactions, would hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation immediately after such transaction, or series of transactions; provided, however, that this Section 5(h) shall not apply to any transaction in which the holders of the Series A Preferred receive in cash or in cash equivalents (including without limitation, freely tradeable securities reasonably acceptable to the holders of the Series A Preferred, valued on the basis of net proceeds to the holders thereof on a sale of such securities), and the holders of Common Stock will receive consideration at least three (3) times the then current Conversion Price per share; provided, further, that in the case of cash equivalents, the value of the property shall be mutually agreed by the Company and the holders of the Series A Preferred, and if the Company and such holders are unable to mutually agree, they shall jointly select and retain an investment banking firm of national reputation to opine on the value of the property to be received, which opinion shall be conclusive;

                     (i) Enter into a transaction that results in the sale of all or substantially all of the Corporation's assets; provided, however, that this Section 5(i) shall not apply to any transaction in which the holders of the Series A Preferred receive in cash or in cash equivalents, and the holders of Common Stock will receive consideration at least three (3) times the then current Conversion Price per share; provided, further, that in the case of cash equivalents (including, without limitation, freely tradable securities reasonably acceptable to the holders of two-thirds (2/3) of the Series A Preferred, valued on the basis of net proceeds to the holders thereof on a sale of such securities), the value of the property shall be mutually agreed by the Company and the holders of the Series A Preferred, and if the Company and such holders are unable to mutually agree, they shall jointly select and retain an investment banking firm of national reputation to opine on the value of the property to be received, which opinion shall be conclusive;

                     (j) Increase the authorized number of Preferred Stock or issue any additional shares of Preferred Stock; or

                     (k) Increase or decrease the authorized number of directors of the Corporation;

              provided, however, that with respect to matters set forth in
Section 5(d) through 5(k) above, such approval of the holders of the shares of the Series A Preferred shall not be required if less than twenty percent (20%) of the shares of the Series A Preferred originally issued by the Corporation remain outstanding.

              6. STATUS OF REDEEMED, REPURCHASED OR CONVERTED STOCK. In the event any shares of Preferred Stock shall be redeemed, repurchased or converted into shares of Common Stock, the shares so redeemed, repurchased or converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

              7. REDEMPTION.

                     (a) Redemption at Option of Corporation. At any time and from time to time after the fifth anniversary of the date of the original issuance of the Series A Preferred, the Corporation may redeem some or all of the outstanding shares of Series A Preferred out of funds legally available therefor, in accordance with the provisions contained in this Section 7(a). If less than all of the shares are capable of being redeemed, then such shares shall be redeemed on a pro rata basis, based on the number of shares of Series A Preferred outstanding.

                     (b) Redemption Price. The price at which each share of Series A Preferred shall be redeemed shall be equal to the greater of (i) the average of the closing prices per share of Common Stock of the Corporation for the twenty (20) trading days ending three (3) business days preceding the date that the Corporation sent the Redemption Notice (as defined in sub-Section (c)) or (ii) the Original Issue Price plus all accrued and unpaid dividends (the "Series A Redemption Price").

                     (c) Exercise of Option to Redeem. If the Corporation elects to exercise its option to redeem some or all of the outstanding shares of Series A Preferred pursuant to this Section 7, the Corporation must deliver written notice thereof of such election to each holder of Series A Preferred (a "Redemption Notice") at least thirty (30) days prior to the date of redemption; provided, further, that any holder of shares of Series A Preferred shall have the right to convert its shares of Series A Preferred in accordance with the terms and conditions set forth in Section 3 above following its receipt of the Redemption Notice. Holders of shares of Series A Preferred will be required to present and surrender the certificate or certificates representing shares to be redeemed on the date that the Corporation set for redemption in the Redemption Notice (duly endorsed for transfer) to the Corporation at the principal executive offices of the Corporation. The Corporation shall pay the Series A Redemption Price to, or to the order of, the person whose name appears on such certificate or certificates so surrendered. If the number of shares represented by the certificate or certificates surrendered shall exceed the number of shares to be redeemed, the Corporation shall issue and deliver on the redemption date of the Series A Preferred to the person entitled thereto a certificate or certificates representing the unredeemed balance of such shares. If the Corporation elects to exercise its option to redeem some but not all of the outstanding shares of Series A Preferred pursuant to this Section 7, the Corporation shall redeem the shares of Series A Preferred ratably on the basis of the number of shares of Series A Preferred held by each such holder to be redeemed.

                     (d) Effect of Redemption. From and after each Series A Preferred redemption date, unless the Corporation shall default in providing for the payment of the Series A Redemption Price, all dividends (if any) shall cease to accrue with respect to the shares to be redeemed on such Series A Preferred redemption date pursuant to this Section 7, and all rights of the holders of any shares subject to redemption on such Series A Preferred redemption date as stockholders of the Corporation, except the right to receive the Series A Redemption Price shall cease and terminate. Any shares of Series A Preferred that are redeemed by the Corporation shall be retired and shall not be reissued (it being understood that if notes have been issued to evidence such redemption obligations, redemption does not occur until such notes and any interest thereon have been paid in full).

       (D) Fixing the Rights, Preferences, Privileges and Restrictions of Series B Preferred. The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series B Preferred:

              1. DIVIDEND RIGHTS.

                     (a) The holders of the Series B Preferred shall be entitled to receive on each March 15 and September 15, commencing on September 15, 2001, out of the funds legally available therefor, cash dividends (or in additional shares of newly issued Series B Preferred if the Corporation's lenders do not consent to cash dividends valued at $1,000 per share) at the rate of $200 per share (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares) per annum on each outstanding share of Series B Preferred commencing from the date of the original issuance of the Series B Preferred, payable in preference and priority to any payment of any dividend on the Common Stock, Series A Preferred and any other equity securities of the Corporation. The right to such dividends on the Series B Preferred shall be cumulative, and the right to receive such dividends shall accrue to holders of the Series B Preferred even if dividends on such shares are not declared or paid in any prior year.

                     (b) This Corporation shall not pay or declare a dividend in any year, whether in cash or property, nor shall any other distribution be made in any year, on any Common Stock or Series A Preferred or any other equity securities of the Corporation, nor shall shares of any Common Stock or Series A Preferred or any other equity securities of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation in any year unless and until full dividends (set forth in Section 1(a) above) on the Series B Preferred shall have been declared and paid for such fiscal year.

              2. LIQUIDATION.

                     (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or the Series A Preferred by reason of their ownership thereof, an amount per share equal to the original purchase price of the Series B Preferred (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued and unpaid dividends thereon to the date of liquidation. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

                     (b) REMAINING ASSETS. Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed first among the holders of Series A Preferred in accordance with Section 3(C)(2)(a), and then to holders of Junior Stock, in accordance with the terms thereof).

                     (c) CERTAIN ACQUISITIONS.

                            (i) Deemed Liquidation. For purposes of this Section
2, any holder of the Series B Preferred shall be entitled to designate that a liquidation, dissolution or winding up of the Corporation shall be deemed to have occurred with respect to its or his shares of Series B Preferred if the Corporation shall (A) sell, convey, or otherwise dispose of all or substantially all of its property or business or (B) merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or undergo a recapitalization or (C) effect any other transaction, in the case of clauses (B) and (C), as a result of which the holders of outstanding voting stock of the Corporation immediately prior to the transaction cease to own a majority of the outstanding voting stock immediately following the transaction or (D) directors who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual who becomes a director after the date of the original issuance of the Series A Preferred whose election, or nomination for election by the Corporation's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any person, entity or group having the power to exercise, through beneficial ownership, voting agreement and/or proxy, twenty percent (20%) or more of either the outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Corporation's stockholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board and the Series A Directors, or (E) any person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of forty percent (40%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors.

                            (ii) NOTICE OF TRANSACTION. The Corporation shall
give each holder of record of Series B Preferred written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty
(20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series B Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of the Series B Preferred.

                            (iii) EFFECT OF NONCOMPLIANCE. In the event the
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Series B Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 2(c)(ii) hereof.

                     (d) Nothing hereinabove set forth shall affect in any way the right of each holder of Series B Preferred to convert such stock at any time and from time to time in accordance with Section 3.

              3. CONVERSION.

                     (a) AUTOMATIC CONVERSION. The Series B Preferred shall not be convertible into Common Stock. All shares of Series B Preferred Stock shall automatically be converted into shares of Series A Preferred on the date of receipt of the requisite approval of such conversion by stockholders of the Corporation, and each share of the Series B Preferred shall be converted automatically at the office of the Corporation or any transfer agent for such stock, into one fully paid and nonassessable shares of Series A Preferred. Such conversion shall be deemed to have taken place on the original date of issuance of the Series A Preferred, and the person or persons entitled to receive the shares of Series A Preferred issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Preferred as of such date.

                     (b) MECHANICS OF CONVERSION. Upon any conversion of the shares of Series B Preferred into shares of Series A Preferred pursuant to
Section 3(a), the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall state the name or names in which the certificate or certificates for shares of Series A Preferred are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B

Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series A Preferred to which such holder shall be entitled as aforesaid.

              4. VOTING RIGHTS. Except as specifically provided in Section 5, the holder of each share of Series B Preferred shall not have the right to vote.

              5. PROTECTIVE PROVISIONS.

              The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of the Series B Preferred, voting together as a single class, including by way of merger:

                     (a) Alter or change the Corporation's Certificate of Incorporation, as amended to date, so as to affect the rights, preferences or privileges of the Series B Preferred;

                     (b) Create or issue any new class of shares having a preference senior to or on a parity with the Series B Preferred;

                     (c) Reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series B Preferred;

                     (d) Declare or pay any dividend or other distribution on any shares of Common Stock, all other existing or future classes or series of Preferred Stock, other than Series A Preferred, or parity stock;

                     (e) Enter into a transaction resulting in a merger, consolidation, acquisition or similar transaction, or series of transaction, of the Corporation with one or more other corporations in which stockholders of the Corporation prior to such transaction, or series of transactions, would hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation immediately after such transaction, or series of transaction;

                     (f) Enter into a transaction that results in the sale of all or substantially all of the Corporation's assets; or

                     (g) Take any action relating to the liquidation or dissolution of the Corporation.

              6. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Preferred Stock shall be redeemed or converted into shares of Common Stock, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

              7. REDEMPTION.

                     (a) Mandatory Redemption. On June 30, 2006, the Company shall redeem any outstanding shares of Series B Preferred.

                     (b) Redemption at Option of Holders. At any time and from time to time after the third anniversary of the date of the original issuance of the Series B Preferred, each holder thereof may elect to require the Corporation to redeem some or all of its outstanding shares of Series B Preferred out of funds legally available therefor, in accordance with the provisions contained in this Section 7.

                     (c) Redemption at Option of Corporation. At any time and from time to time after the third anniversary of the date of the original issuance of the Series B Preferred, the Corporation may redeem some or all of the outstanding shares of Series B Preferred out of funds legally available therefor, in accordance with the provisions contained in this Section 7.

                     (d) Redemption Price. The price at which each share of Series B Preferred shall be redeemed shall be cash equal to the original purchase price of such Series B Preferred plus all accrued and unpaid dividends as of the date of redemption (the "Series B Redemption Price").

                     (e) Exercise of Option to Redeem. If any holder of Series B Preferred elects its option to require the Corporation to redeem its Series B Preferred pursuant to this Section 7, such holder must deliver written notice thereof of such election to the Corporation at least thirty (30) days prior to the date of redemption. If the Corporation elects to exercise its option to redeem some or all of the outstanding shares of Series B Preferred pursuant to this Section 7, the Corporation must deliver written notice thereof of such election to each holder of Series B Preferred (a "Series B Redemption Notice") at least thirty (30) days prior to the date of redemption. Holders of shares of Series B Preferred will be required to present and surrender the certificate or certificates representing shares to be redeemed on the date that the Corporation or the holder, as appropriate, set for redemption in the applicable redemption notice (duly endorsed for transfer) to the Corporation at the principal executive offices of the Corporation. The Corporation shall pay the Series B Redemption Price to, or to the order of, the person whose name appears on such certificate or certificates so surrendered. If the number of shares represented by the certificate or certificates surrendered shall exceed the number of shares to be redeemed, the Corporation shall issue and deliver on the redemption date of the Series B Preferred to the person entitled thereto a certificate or certificates representing the unredeemed balance of such shares. If the Corporation elects to exercise its option to redeem some but not all of the outstanding shares of Series B Preferred pursuant to this Section 7, the Corporation shall redeem the shares of Series B Preferred ratably on the basis of the number of shares of Series B Preferred held by each such holder to be redeemed.

                     (f) Effect of Redemption. From and after each Series B Preferred redemption date, unless the Corporation shall default in providing for the payment of the Series B Redemption Price, all dividends (if any) shall cease to accrue with respect to the shares to be redeemed on such Series B Preferred redemption date pursuant to this Section 7, and all rights of the holders of any shares subject to redemption on such Series B Preferred redemption date as stockholders of the Corporation, except the right to receive the Series B Redemption Price shall cease and terminate. Any shares of Series B Preferred that are redeemed by the Corporation shall be retired and shall not be reissued.

                                    ARTICLE V

       The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

       Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VII

       A. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

       B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

       C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

       To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

                                      * * *

       The undersigned, declare under penalty of perjury under the laws of the State of Delaware that the matters set out in the foregoing Certificate are true of their own knowledge and that the foregoing Certificate has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the General Corporations Law of the State of Delaware.

       Executed at Corte Madera, California, on March 21, 2001.



                                        /s/ Stephen Gordon
                                        ----------------------------------------
                                        Stephen Gordon, Chief Executive Officer


                                        /s/ Walter Parks
                                        ----------------------------------------
                                        Walter Parks, Secretary